Exhibit (e.1)

Amended Exhibit A

to the

Distribution Agreement

Fund Names

Effective Date
Frontegra Columbus Core Plus Fund	August 1, 2008
Frontegra Columbus Core Fund	August 1, 2008
Frontegra Mastholm International Equity Fund	August 1, 2008
Frontegra Netols Small Cap Value Fund	August 1, 2008
Frontegra Sky International Value Fund	August 1, 2008
Frontegra Timpani Small Cap Growth Fund	August 1, 2008
Frontegra Hexam Emerging Markets Fund	[_____________]
Frontegra Phocas Small Cap Value Fund	[_____________]